Exhibit 10.4

EXECUTION COPY

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is entered into and effective as of the date of its full execution (the “Effective Date”) by and between Zoomcar, Inc. (“Zoomcar” or “Defendant”), a Delaware corporation, and Zoomcar Holdings, Inc. (“Holdings”), a Delaware corporation, on the one hand, and Randall Yanker (“Mr. Yanker” or “Plaintiff”), a natural person residing in South Carolina, on the other hand. The foregoing entity and individual are collectively referred to herein as the “Parties.”

WHEREAS, on or about May 1, 2020, Zoomcar and Mr. Yanker entered into a Consulting Agreement;

WHEREAS, on or about November 2, 2020, Zoomcar issued Mr. Yanker 112,309 shares of Zoomcar Common Stock;

WHEREAS, on or about January 7, 2022, Zoomcar sent a letter to Mr. Yanker in which it purported to terminate the Consulting Agreement;

WHEREAS, on or about August 4, 2023, Mr. Yanker filed a lawsuit in the Southern District of New York captioned Randall Yanker v. Zoomcar, Inc. Case No. 23-cv-06847-SHS (the “Litigation”);

WHEREAS, mutually desiring to avoid the burdens, risks and expenses of litigation against each other, and without Zoomcar or Mr. Yanker admitting any liability whatsoever with respect to the Litigation, the Parties have entered into this Agreement to fully and finally resolve all claims that are, were, or could have been asserted by any Party as against any other Party arising from or in connection with any interaction between the Parties, including but not limited to the Consulting Agreement;

NOW, THEREFORE, with the foregoing background being incorporated herein by reference, and made part hereof, and in consideration of the mutual covenants herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Payment.

a.	In consideration for the mutual covenants herein, on or before 11:59 p.m. New York time on February 7, 2025, Holdings will issue or cause to be issued to Mr. Yanker and/or his designee one million (1,000,000) units (the “Units”) in Holdings’s current private placement offering of Units.

b.	Zoomcar and holdings represent and warrant that, upon issuance, the Units in the aggregate shall consist of:

i.	One million (1,000,000) shares of Holdings Common Stock, par value $0.0001 per share, as the term Common Stock is defined in Section 1.01 of the Form 8-K filed by Holdings with the United States Securities Exchange Commission (the “SEC”) on December 26, 2024 (the “12/26/24 8-K”); or, alternatively at the election of Mr. Yanker, a pre-funded warrant in lieu of each such share of Common Stock, in the form annexed as Exhibit 4.1 to the 12/26/24 8-K (the “Pre-Funded Warrant”); such that the sum of the number of shares of Common Stock issued to Mr. Yanker and the number of shares of Common Stock for which the Pre-Funded Warrant issued to Mr. Yanker and/or his designee are exercisable equals one million (1,000,000);

ii.	A series A warrant, exercisable for two million five hundred thousand (2,500,000) shares of Common Stock, in the form annexed as Exhibit 4.2 to the 12/26/24 8-K (the “Series A Warrant”)[1]; and

iii.	A series B warrant, exercisable for shares of Common Stock, pursuant to and in the form annexed as Exhibit 4.3 of the 12/26/24 8-K (the “Series B Warrant” and, together with the Pre-Funded Warrant and the Series A Warrant, the “Warrants”).[2]

c.	Zoomcar and/or Holdings may furnish additional information to Mr. Yanker concerning the Units and/or the Warrants prior to issuance thereof (including, for instance, any Private Placement Memorandum, subscription documentation, and/or questionnaires). Mr. Yanker covenants promptly to review such information and/or documentation, and further covenants that he shall not unreasonably withhold any required consent concerning such documents and/or information. In the event that Mr. Yanker reasonably determines that any such documentation is materially inconsistent with this Agreement or with the 12/26/24 8-K, Mr. Yanker shall have the right to declare this Agreement null and void ab initio.

d.	The Parties specifically understand and agree that, other than the foregoing, Zoomcar shall have no further obligations with respect to compensation to Mr. Yanker arising from the Consulting Agreement, all of which obligations shall be deemed fully and finally satisfied. The Parties further understand and agree that Holdings’ obligations to Yanker under this Settlement Agreement consist solely of the obligations expressly set forth under this Settlement Agreement.

[1]	For purposes of calculating the Warrant Coverage of the Series A Warrants, the Parties agree that Mr. Yanker shall be deemed (a) to have previously invested in an offering in which the Placement Agent (as defined in the 12/26/24 8-K) served as the lead placement agent; and (b) to be subscribing for more than $300,000 in the private placement offering of Units.

[2]	For purposes of calculating the Warrant Coverage of the Series B Warrants, the Parties agree that Mr. Yanker shall be deemed to have paid, on the closing date for the private placement offering, an aggregate purchase price for the Units calculated as (a) one million (1,000,000); multiplied by (b) the greater of (i) the Minimum Nasdaq Closing Price; and (ii) the highest price per share of Common Stock in any prior Closing of the Regulation D Private Placement.

e.	The Parties specifically understand and agree that, except as expressly provided in the Warrants, Zoomcar will not issue any cash to Mr. Yanker in connection with this Settlement Agreement or the Action.

f.	Upon execution of this Agreement and completion of the subscription process for the issuance of the Units to Mr. Yanker, Holdings shall use its best efforts to permit Mr. Yanker (or his designee) to participate as a selling stockholder in Holding’s next resale registration statement filed with the SEC.

2. Dismissal of the Litigation.

a.	The Parties acknowledge that compliance with the obligations at Paragraph 1 of this Agreement fully and finally resolves any claims that were, or which could have been, raised in the Litigation. For the avoidance of doubt, this Agreement fully and finally terminates all rights and obligations either Party has, had, or may have pursuant to the Consulting Agreement.

b.	Within three (3) business days of Mr. Yanker’s receipt of the Units, the Parties shall execute a Stipulation of Discontinuance With Prejudice for the Litigation, which Plaintiff will file with the applicable Court within two (2) business days of execution. The Parties understand and agree that, and will use best efforts to obtain any required Court approval that, all deadlines in the Litigation are held in abeyance pending the filing of these Stipulations of Discontinuance with Prejudice, and that the filing of the Stipulations of Discontinuance with Prejudice will moot all pending deadlines in the Litigation.

c.	The Parties shall bear their own respective costs (including without limitation attorneys’ fees) in the Litigation.

3. Release of Defendant and Holdings. Subject only to Zoomcar’s and Holdings’s compliance with their obligations under Paragraph 1 of this Agreement, and except for the obligations mandated by this Settlement Agreement, Mr. Yanker, and all of his agents, successors and assigns, heirs, executors, administrators, agents, attorneys, insurers, associates, representatives and anyone affiliated with or acting on behalf of Mr. Yanker (collectively, the “Yanker Releasors”), do hereby fully release, remise and discharge Zoomcar, Holdings, and each of their current and former officers, managers, directors, shareholders, employees, divisions, parents, subsidiaries, affiliates, heirs, assigns, beneficiaries, successors, agents, attorneys, and representatives (collectively, the “Zoomcar Releasees”), of and from the claims alleged and claims that were or which could have been alleged by Mr. Yanker in the Litigation (such claims are collectively referred to in this paragraph only as the “Released Claims”). The Yanker Releasors agree that this instrument may be treated as a complete defense to any action or proceeding that may be brought, instituted or taken by the Yanker Releasors or their subrogees against any of the Zoomcar Releasees on the Released Claims and shall be a complete bar to the commencement or prosecution of any action or proceeding by the Yanker Releasors or their subrogees against any of the Zoomcar Releasees for any damages, costs or attorneys’ fees arising from or in any way connected with the Released Claims. The Yanker Releasors represent and warrant to the Zoomcar Releasees that they have not assigned or otherwise transferred any of the Released Claims to any individual, firm, corporation or other legal entity.

4. Release of Plaintiff. Except for the obligations mandated by this Settlement Agreement, Zoomcar and Holdings, each on behalf of itself and its current and former officers, managers, directors, shareholders, employees, divisions, parents, subsidiaries, affiliates, heirs, assigns, beneficiaries, successors, agents, attorneys, and representatives (collectively, the “Zoomcar Releasors”), hereby fully release, remise and discharge Mr. Yanker and all of his agents, successors and assigns, heirs, executors, administrators, agents, attorneys, insurers, associates, representatives, designees, and anyone affiliated with or acting on behalf of Mr. Yanker (collectively, the “Yanker Releasees”) of and from any and all claims that were or which could have been, alleged in the Litigation (such claims are collectively referred to in this paragraph only as the “Released Claims”). The Zoomcar Releasors agree that this instrument may be treated as a complete defense to any action or proceeding that may be brought, instituted or taken by the Zoomcar Releasors or their subrogees against any of the Yanker Releasees on the Released Claims and shall be a complete bar to the commencement or prosecution of any action or proceeding by the Zoomcar Releasors or their subrogees against any of the Yanker Releasees for any damages, costs or attorneys’ fees arising from or in any way connected with the Released Claims. The Zoomcar Releasors represent and warrant to the Yanker Releasees that they have not assigned or otherwise transferred any of the Released Claims to any individual, firm, corporation or other legal entity.

5. No Admission. The Parties agree that the execution of this Agreement and/or the performance of any of the covenants or obligations hereunder is in no way an admission of any fact or matter or liability whatsoever, and that the consideration mutually given by the Parties hereunder is given solely to terminate further controversy with respect to the Litigation.

6. Entire Agreement. This Agreement represents the entire agreement between the Parties relating to the subject matter hereof. This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understanding, agreements, representations or warranties, written or oral, except as set forth herein. This Agreement may not be amended or modified, except by a written agreement signed by all Parties hereto.

7. Execution Knowing and Voluntary. In executing this Agreement, the Parties severally acknowledge and represent that each: (a) has fully and carefully read and considered the terms of this Agreement; (b) has been or has had the opportunity to be fully advised by legal counsel of the effect and meaning of this document and all terms and conditions hereof; and (c) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind and without relying on any statement, representation or commitment of any kind made by any other Party, or by the other Party’s representatives, successors, assignees, heirs, officers, directors, shareholders, employees, agents, or attorneys.

8. Construction. The Parties represent that this Agreement represents the collaborative drafting efforts of all Parties through their respective attorneys. Accordingly, none of the Parties will be entitled to have any language contained in this Agreement construed against the other because of the identity of the drafter.

9. Headings; Context. The titles and headings in this Agreement are included only for ease of reference and shall have no substantive effect.

10. Amendments. No modification or amendment of, nor waiver with respect to, the provisions of this Agreement shall be binding upon the Parties unless in writing and signed by the Party or Parties against which such amendment, modification, or waiver is sought to be enforced.

11. Assignment. This Agreement shall not be assigned by any Party without the prior written consent of the other Parties.

12. Severability. In the event that any particular provision or provisions of this Agreement or the other agreements contained herein shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective parties hereto.

13. Attorney’s Fees and Costs. The Parties shall bear their own attorney’s fees, expenses and costs arising out of the subject matter of this Settlement Agreement, and in connection with the negotiation, drafting, and execution thereof.

14. Waiver. A waiver of any of the terms of this Agreement, including this provision, shall not be valid unless it is in writing and signed by all Parties. The failure of a Party to enforce any of the provisions of the Agreement at any time, or to require performance by any other Party of any of this Agreement’s provisions, shall not in any way be construed: (i) as a waiver of such provisions; (ii) to affect the validity of any part of this Agreement; or (iii) to affect the right of a Party to thereafter enforce each and every provision of the Agreement. Waiver of any breach of this Agreement shall not be deemed to be a waiver of any other or subsequent breach of this Agreement.

15. Survival; Termination. The representations, warranties and covenants of the respective Parties shall survive the consummation of the transactions herein until the expiration of the applicable statute of limitations. This Agreement shall be binding upon and inure to the benefit of the Parties and their legal representatives, heirs, successors, assigns, employees, officers, directors and shareholders.

16. Governing Law This Agreement shall in all respects be interpreted, enforced, and governed exclusively under the substantive law of the State of New York, without regard to any choice of law principles that would require the application of the laws of any jurisdiction other than the State of New York. Any and all claims or actions relating to or arising out of this Agreement shall be venued in a court located in New York County, and the Parties agree and consent to submit to personal jurisdiction in any court located in New York County and hereby waive any objection on grounds of improper venue or forum non conveniens in connection therewith.

17. Counterparts; Facsimile Signatures. This Agreement may be signed in counterparts, any of which shall be deemed an original, and all of which together shall constitute one and the same instrument, notwithstanding that all of the Parties hereto are not a signatory to the original or the same counterpart. Electronic signatures shall have the same binding force and effect as original signatures.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first shown above.

Plaintiff		Defendant

Randall Yanker		Zoomcar, Inc.

/s/ Randall Yanker		/s/ Shachi Singh
By:	Randall Yanker, Individually	Name:	Shachi Singh
		Title:	Chief Legal Officer & General Counsel

Additional Party for Issuance of Units

Zoomcar Holdings, Inc.

/s/ Shachi Singh
		Name:	Shachi Singh
		Title:	Chief Legal Officer & General Counsel